UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    --------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                NOVEMBER 25, 2005
                                 Date of Report
                        (Date of earliest event reported)


                                SYNTHETECH, INC.
             (Exact name of registrant as specified in its charter)

            OREGON                 000-12992                     84-0845771
(State or other jurisdiction  (Commission File No.)            (IRS Employer
       of incorporation)                                     Identification No.)

             1290 INDUSTRIAL WAY, P.O. BOX 646, ALBANY OREGON 97321
               (Address of principal executive offices) (Zip Code)

                                 (541) 967-6575
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 25, 2005, Synthetech, Inc. entered into an employment agreement with Pius (Philip) Ottiger pursuant to which Mr. Ottiger will begin serving as Synthetech's President and Chief Executive Officer no later than March 1, 2006. The employment agreement has a three-year term and automatically renews for additional one-year terms thereafter unless terminated by either party.

Under the terms of the employment agreement, Mr. Ottiger will receive an initial annual base salary of $210,000 and is eligible to receive an annual performance bonus of up to 25% of his base salary, subject to the achievement of objectives to be established by the Compensation Committee of Synthetech's Board of Directors. If Mr. Ottiger forfeits any of the bonus due him from his current employer in order to commence employment with Synthetech on an expedited basis, he will also receive a signing bonus from Synthetech of up to $35,000. Mr. Ottiger is also eligible to receive additional compensation upon a change in control (as defined in the employment agreement) of Synthetech, the amount of any such additional compensation to be determined in the sole discretion of the Compensation Committee of Synthetech's Board of Directors. Following his commencement of employment, Mr. Ottiger will receive an option to purchase 300,000 shares of Synthetech's common stock at the fair market value of the common stock on the grant date, with 100,000 of the option shares to be fully vested on the grant date and the remainder to vest over three years. Mr. Ottiger will also receive fringe benefits, including an automobile for his use during his employment, reimbursement of moving expenses, payment of up to four weeks' expenses incurred for temporary accommodation in connection with his relocation to Oregon, a life insurance policy in the aggregate amount of $150,000 and other benefits generally available to Synthetech's officers and employees or specifically provided for Mr. Ottiger.

If Synthetech terminates Mr. Ottiger's employment without cause (as defined in the employment agreement), if Mr. Ottiger terminates his employment with good reason (as defined in the agreement) or if Mr. Ottiger's employment is terminated upon a change in control of Synthetech, Mr. Ottiger is entitled to receive severance payments equal to (a) $630,000, if the termination occurs prior to the first anniversary of the commencement of employment, or (b) 200% of his base salary, if the termination occurs after the first anniversary of the commencement of employment. Upon any of these terminations, Mr. Ottiger will also receive any unpaid base salary, benefits and bonuses.

The employment agreement includes noncompetition, nonsolicitation, confidentiality and intellectual property assignment covenants by Mr. Ottiger in favor of Synthetech.

The employment agreement also obligates Synthetech's Board of Directors to appoint Mr. Ottiger as a director of Synthetech at the first meeting of the Board of Directors after Mr. Ottiger's commencement of employment and obligates Synthetech to indemnify Mr. Ottiger against any liability he may incur by reason of his serving as an officer or director of Synthetech.

A copy of the employment agreement is filed as an exhibit to this Form 8-K and is incorporated into this Item 1.01 by this reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICER; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

DEPARTURE OF PRINCIPAL OFFICER

M. "Sreeni" Sreenivasan will be replaced as President and Chief Executive Officer by Mr. Ottiger upon Mr. Ottiger's commencement of employment. Mr. Sreenivasan plans to retire from Synthetech on March 31, 2006. Mr. Sreenivasan will remain on Synthetech's Board of Directors until his term expires at Synthetech's 2006 annual general meeting.

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

APPOINTMENT OF PRINCIPAL OFFICER

Since 2000, Mr. Ottiger, age 63, has served as the President and Chief Operating Officer of Bachem California, Inc., a technology-based life science company engaged in the manufacture and development of amino acid derivatives, peptides, proteins and specialty chemicals. Mr. Ottiger served as President and Chief Executive Officer of Sigma-Aldrich Corporation's Fine Chemicals Division from 1990 to 2000; President and Chief Executive Officer of Biodor AG, Switzerland from 1987 to 1990; Vice President of Schering Plough, Luzern, Switzerland from 1974 to 1984; and Head of Product Development of Sandoz, Inc. from 1969 to 1974. Mr. Ottiger has had Tertiary Education in Organic Chemistry from the University of Basel in Switzerland.

The information set forth in Item 1.01 of this report is incorporated into this
Item 5.02 by this reference.

The press release announcing Mr. Sreenivasan's retirement and Mr. Ottiger's appointment is filed as an exhibit to this Form 8-K and is incorporated into this Item 5.02 by this reference.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

EXHIBIT NO.       DESCRIPTION
10.1              Employment Agreement dated November 25, 2005 between
                  Synthetech, Inc. and Pius (Philip) Ottiger
99.1              Press Release of Synthetech, Inc. dated November 29, 2005.




























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


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:       November 29, 2005

                                By: /s/     Gary Weber
                                    ------------------------------
                                    Gary Weber
                                    Vice President Finance and Administration,
                                    Chief Financial Officer, Secretary and
                                    Treasurer










































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